Exhibit 21

MOTOROLA SOLUTIONS, INC.

LISTING OF MAJOR SUBSIDIARIES

12/31/2011

Name	Country/State
Motorola Solutions Inc.	US-Delware
Symbol Technologies, Inc.	US-Delware
Motorola Solutions Germany Gmbh	Germany
Motorola Solutions Malaysia Sdn Bhd	Malaysia
Motorola Solutions UK Limited	UK